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                                                                  Exhibit (4)(d)

                     FIRST SUNAMERICA LIFE INSURANCE COMPANY
                 OPTIONAL GUARANTEED LIVING BENEFIT ENDORSEMENT

Notwithstanding any provision in the Contract to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Subject to the terms and conditions set forth herein this optional Guaranteed Living Benefit Endorsement provides for guaranteed Withdrawals over the lifetime of the Covered Person(s). You may take Withdrawals under the Guaranteed Living Benefit as prescribed by this Endorsement herein while this Endorsement is in effect.

                              ENDORSEMENT DATA PAGE

COVERED PERSON:                                  [John Doe]

ENDORSEMENT EFFECTIVE DATE:                      [February 1, 2009]

EXTENSION AVAILABILITY DATE:                     [February 1, 2014]

ELIGIBLE PURCHASE PAYMENTS:                                           PERCENTAGE OF
                                                                    PURCHASE PAYMENT
                                                 CONTRACT YEAR(S)       INCLUDED       ELIGIBLE PURCHASE PAYMENT
                                                 ----------------   ----------------   --------------------------
                                                 1                  [100%]             Eligible Purchase Payment
                                                                                       Limit
                                                 2-5                [100%]             In each Contract Year,
                                                                                       100% of Purchase Payments
                                                                                       made in Contract Year 1
                                                                                       (one) not to exceed
                                                                                       Eligible Purchase Payment
                                                                                       Limit
                                                 6+                 [0%]               In each Contract Year, 0%
                                                                                       of Purchase Payments made
                                                                                       in Contract Year 1 (one)
                                                                                       not to exceed Eligible
                                                                                       Purchase Payment Limit


ELIGIBLE PURCHASE PAYMENT LIMIT:                 The sum of Eligible Purchase Payments cannot exceed $1,500,000 without prior Company approval

ENDORSEMENT FEE:                                 Annual fee of [0.95%] of the Income Base deducted quarterly from
                                                 Contract Value beginning one quarter following the Endorsement
                                                 Effective Date and ending on the termination of this Endorsement

INITIAL INCOME BASE EVALUATION PERIOD:           Beginning on the Endorsement Effective Date and ending 5 years later

INCOME CREDIT PERCENTAGE:                        6%

INITIAL INCOME CREDIT PERIOD:                    Beginning on the Endorsement Effective Date and ending 5 years later

INCOME CREDIT AVAILABILITY:                      At each Benefit Year anniversary during the Income Credit Period if Withdrawals were not made during the previous Benefit Year.


MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE ("MAWP"):

                                                 AGE AT FIRST WITHDRAWAL                MAWP
                                                 -----------------------                ----
                                                 Less than Age 65                        4%
                                                 At least Age 65 but less than Age 76    5%
                                                 Age 76 and over                         6%

MINIMUM INCOME BASE                              200% of Eligible Purchase Payments received in Contract Year 1 effective on the 12th Benefit Year anniversary provided no
                                                 Withdrawals are taken before the 12th Benefit Year anniversary.

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                                   DEFINITIONS

For purposes of this Endorsement, the following definitions apply. Terms not defined in this Endorsement shall have the same meaning as defined in the Contract.

AGE

The attained age as of the Covered Person's last birthday. If there are two Covered Persons on the Endorsement Data Page, the Age of the younger Covered Person or in the event of the death of one Covered Person, the surviving Covered Person as of their last birthday.

ANNIVERSARY VALUE

The Contract Value including any applicable Payment Enhancement(s) or Spousal Beneficiary continuation contribution minus cumulative Ineligible Purchase Payments, as measured on each Benefit Year anniversary.

BENEFIT YEAR

Each consecutive one year period starting on the Endorsement Effective Date.

CONTRACT ANNIVERSARY

Each twelve month period starting from the Endorsement Effective Date.

CONTRACT ANNIVERSARY DATE

The date on which each Contract Year begins.

COVERED PERSON(S)

The person(s) named on the Endorsement Data Page whose lives are used to determine the amount and duration of Withdrawals under this Endorsement.

ELIGIBLE PURCHASE PAYMENTS

Purchase Payments or portions thereof made on or after the Endorsement Effective Date as shown on the Endorsement Data Page that are included in the calculation of the Income Base. If this Endorsement is added after the Contract Date, for purposes of determining the Income Base, the Contract Value on the Endorsement Effective Date is considered the initial Eligible Purchase Payment. The calculation of Eligible Purchase Payments does not include Payment Enhancements, or Spousal Beneficiary continuation contributions, if any.

ENDORSEMENT EFFECTIVE DATE

The date when this Endorsement becomes effective as shown on the Endorsement Data Page.

EXCESS WITHDRAWAL

A Withdrawal or the portion thereof that causes the total of all Withdrawals taken in a Benefit Year to exceed the Maximum Annual Withdrawal Amount, including but not limited to a Withdrawal taken in a Benefit Year after the Maximum Annual Withdrawal Amount has been withdrawn.

HIGHEST VALUE

The highest Contract Anniversary Value during any Income Base Evaluation Period.

INCOME BASE

A component used to determine the Endorsement Fee and the Maximum Annual Withdrawal Amount.

INCOME BASE EVALUATION PERIOD

The period of time over which We consider Highest Values.

INCOME CREDIT

An amount that may be added to the Income Base during the Income Credit Period that is equal to the Income Credit Percentage multiplied by the Income Credit Base.

INCOME CREDIT BASE

A component which is used to determine the dollar amount of any Income Credit during the Income Credit Period.

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INCOME CREDIT PERIOD

The period of time over which We calculate an Income Credit that may be added to the Income Base.

INELIGIBLE PURCHASE PAYMENTS

Purchase Payments or portions thereof that are not included in the calculations of the Income Base and the Income Credit Base.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT

The maximum dollar amount available to be withdrawn each Benefit Year under the Guaranteed Living Benefit without reducing the Income Base and the Income Credit Base.

MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE ("MAWP")

The percentage used to determine the Maximum Annual Withdrawal Amount available for Withdrawal each Benefit Year under this Endorsement while the Covered Person(s) is living.

MINIMUM INCOME BASE

The guaranteed minimum amount to which the Income Base could be increased on a specified Benefit Year anniversary provided no Withdrawals are taken before that specified Benefit Year anniversary.

YOU, YOUR

The Covered Person(s) under this Endorsement.

                      GUARANTEED LIVING BENEFIT PROVISIONS

The Guaranteed Living Benefit described in this Endorsement provides for guaranteed Withdrawals over the lifetime of the Covered Person(s), subject to the following provisions:

ENDORSEMENT FEE

The Endorsement Fee percentage applicable to this Endorsement is as shown on the Endorsement Data Page. If You surrender Your Contract and this Endorsement has not been terminated, We will deduct a proportionate fee for the period of time between the date when the last Endorsement Fee was deducted through the date of surrender.

CALCULATION OF THE COMPONENTS OF THE GUARANTEED LIVING BENEFIT

To determine the Guaranteed Living Benefit, We use the following components:
Income Base, Income Base Evaluation Period, Income Credit Base, Income Credit, Income Credit Period, Minimum Income Base, and Maximum Annual Withdrawal Amount.

CALCULATION OF THE INCOME BASE

If the Guaranteed Living Benefit is elected on the Contract Date, the initial Income Base is the initial Eligible Purchase Payment. If the Guaranteed Living Benefit is elected after the Contract Date, the initial Income Base is the Contract Value on the Endorsement Effective Date, which is subject to the Eligible Purchase Payment Limit shown on the Endorsement Data Page. In each subsequent Benefit Year, the Income Base equals the Income Base at the beginning of that Benefit Year plus any subsequent Eligible Purchase Payments made during that Benefit Year, less proportionate adjustments for Excess Withdrawals that occur during that Benefit Year. The Income Base is not used in the calculation of Contract Value or any other benefits under the Contract.

On each Benefit Year anniversary occurring during an Income Base Evaluation Period, the Income Base is automatically increased to the Highest Value when this Highest Value is greater than (a), (b), and (c), where:

     (a)  is the cumulative Eligible Purchase Payments; and

     (b)  is the current Income Base, increased by the Income Credit, if any;
          and

     (c)  is all previous Highest Values during any Income Base Evaluation
          Period.

CALCULATION OF THE INCOME CREDIT BASE

The Income Credit Base is used to calculate the amount of the Income Credit during the Income Credit Period. If the Guaranteed Living Benefit is elected on the Contract Date, the initial Income Credit Base is the initial Eligible Purchase Payment. If the Guaranteed Living Benefit is elected after the Contract Date, the initial Income Credit Base is the Contract Value on the Endorsement Effective Date, which is subject to the Eligible Purchase Payment Limit shown on the Endorsement Data Page. The Income Credit Base is not used in the calculation of the Contract Value or any other benefits under the Contract.

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     INCREASES IN THE INCOME CREDIT BASE

     The Income Credit Base increases each time subsequent Eligible Purchase Payments are made. The Income Credit Base also increases when the Income Base is increased as a result of a Highest Value that is greater than both the current Income Base and all previous Highest Values.

     DECREASES IN THE INCOME CREDIT BASE

     The Income Credit Base decreases each time an Excess Withdrawal is taken, in the same proportion by which the Contract Value is reduced by the Excess Withdrawal.

CALCULATION OF THE INCOME CREDIT

On each Benefit Year anniversary during the Income Credit Period, if Withdrawals were not made during the previous Benefit Year, the Income Credit is determined by multiplying the Income Credit Percentage by the Income Credit Base. If Withdrawals were made in the previous Benefit Year, then the Income Credit is reduced to zero for that Benefit Year.

On each Benefit Year anniversary during the Income Credit Period, We determine the amount to which the Income Credit Base and/or the Income Base could increase. The components used to determine this amount are:

     (a)  the Income Base calculated based on the Highest Value; and

     (b)  the Income Base plus the Income Credit, if any.

If (a) is greater than or equal to (b), the Income Credit Base and the Income Base are increased to the Highest Value. If (b) is greater than (a), the Income Base is increased by the Income Credit and the Income Credit Base remains unchanged.

CALCULATION OF THE MINIMUM INCOME BASE

If the Guaranteed Living Benefit is elected on the Contract Date, the Minimum Income Base is as shown on the Endorsement Data Page. If the Guaranteed Living Benefit is elected after the Contract Date, the Minimum Income Base is 200% of the Contract Value on the Endorsement Effective Date, which is subject to the Eligible Purchase Payment Limit shown on the Endorsement Data Page.

The Income Base will be increased to at least the Minimum Income Base on the 12th Benefit Year anniversary, provided no Withdrawals are taken prior to that anniversary. If you are eligible for the Minimum Income Base, the Income Base on the 12th Benefit Year anniversary is the greater of (a) and (b), where:

     (a)  is the current Income Base calculated based on the Highest Value; and

     (b)  is the Minimum Income Base.

CALCULATION OF THE MAXIMUM ANNUAL WITHDRAWAL AMOUNT

The Maximum Annual Withdrawal Amount is calculated by multiplying the Income Base by the Maximum Annual Withdrawal Percentage as shown on the Endorsement Data Page, which is determined by Your Age at the time You first take a Withdrawal from Your Contract.

You may withdraw up to the Maximum Annual Withdrawal Amount throughout each Benefit Year without reducing the Maximum Annual Withdrawal Amount, the Income Base, and the Income Credit Base. However, any Withdrawal will reduce the Income Credit to zero for that Benefit Year. If You do not withdraw the entire Maximum Annual Withdrawal Amount in a Benefit Year, You may not carry over any unused Maximum Annual Withdrawal Amount to any subsequent Benefit Year. In addition, Your Maximum Annual Withdrawal Amount for the next Benefit Year will not be recalculated as a result of taking Withdrawals less than the entire Maximum Annual Withdrawal Amount in any given Benefit Year.

Withdrawals made under the Guaranteed Living Benefit are treated like any other Withdrawal under the Contract for purposes of calculating Contract Value, including any fees and charges applicable to such Withdrawals and any other benefits under the Contract. In any Benefit Year, Withdrawals up to Maximum Annual Withdrawal Amount under this Endorsement are free of Withdrawal Charges.

INCREASES AND DECREASES IN THE INCOME BASE IMPACT YOUR MAXIMUM ANNUAL WITHDRAWAL AMOUNT AS FOLLOWS:

INCREASES IN THE INCOME BASE

The Income Base is increased anytime an Eligible Purchase Payment is allocated to Your Contract. The Income Base is also increased by any available Income Credit on any Benefit Year anniversary during the Income Credit Period, or as a result of a Highest Value being achieved resulting in the Income Base being stepped up at any Benefit Year anniversary during the Income Base Evaluation Period. In addition, the Income Base can also be increased to the Minimum Income Base on the 12th Benefit Year anniversary, provided no Withdrawals are taken before the 12th Benefit Year anniversary. If the Income Base increases,

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the Maximum Annual Withdrawal Amount will be recalculated by multiplying the increased Income Base by the applicable Maximum Annual Withdrawal Percentage. In any Benefit Year where Eligible Purchase Payments are allocated to Your Contract, any remaining Withdrawals of Maximum Annual Withdrawal Amount will be based on the increased Maximum Annual Withdrawal Amount reduced by Withdrawals previously taken in that Benefit Year. If the Income Base is increased on a Benefit Year anniversary, the Maximum Annual Withdrawal Amount will be recalculated on that Benefit Year anniversary by multiplying the increased Income Base by the applicable Maximum Annual Withdrawal Percentage. The Endorsement Fee will be assessed on the increased Income Base.

DECREASES IN THE INCOME BASE

Excess Withdrawals reduce Your Income Base on the date the Excess Withdrawal occurs. Any Excess Withdrawal in a Benefit Year reduces the Income Base in the same proportion by which the Contract Value is reduced by the Excess Withdrawal. As a result of a reduction of the Income Base, the Maximum Annual Withdrawal Amount will also be reduced. The new Maximum Annual Withdrawal Amount will be equal to the reduced Income Base multiplied by the applicable Maximum Annual Withdrawal Percentage,. The last recalculated Maximum Annual Withdrawal Amount in a given Benefit Year is available for Withdrawal at the beginning of the next Benefit Year and may be lower than Your previously calculated Maximum Annual Withdrawal Amount and the Endorsement Fee will be assessed on the decreased Income Base. When the Contract Value is less than or equal to the Income Base, Excess Withdrawals will result in a reduction of the Income Base by an amount which is greater than the amount of the Excess Withdrawal.

REQUIRED MINIMUM DISTRIBUTIONS

This provision applies ONLY to the Contract to which this Endorsement is attached. If you are taking Required Minimum Distributions and the Required Minimum Distribution amount is greater than the Maximum Annual Withdrawal Amount in any given Benefit Year, the Required Minimum Distributions amount will not be treated as an Excess Withdrawal. However, any Withdrawal amount including the Required Minimum Distribution amount in a Benefit Year that is more than the greater of both the Maximum Annual Withdrawal Amount and the Required Minimum Distribution amount will be considered an Excess Withdrawal for the purposes of the recalculation of the Income Credit Base, Income Base and Maximum Annual Withdrawal Amount. Furthermore, the Income Credit will be reduced to zero if total Withdrawals taken in any Benefit Year, including Required Minimum Distributions are in excess of the Maximum Annual Withdrawal Amount.

IF YOUR CONTRACT VALUE IS REDUCED TO ZERO

If Your Contract Value is reduced to zero and the Income Base is greater than zero, a benefit remains payable under this Endorsement, but the Income Base will no longer be increased on Benefit Year anniversaries, and all other benefits under the Contract, including Death Benefits, will no longer be available. However, if Your Contract Value is reduced to zero because of an Excess Withdrawal, no further benefits will be payable under this Endorsement or the Contract.

When the Contract Value equals zero and the Income Base is greater than zero, any remaining benefit under this Endorsement must be taken through one of the following income options:

     1. The current Maximum Annual Withdrawal Amount, divided equally and paid on a quarterly, semi-annual or annual frequency as selected by You until the date of Your death(s); or

     2.   Any income option mutually agreeable between You and Us.

Once You elect an income option, it cannot be changed.

If You do not select an income option, the remaining benefit will be paid as the current Maximum Annual Withdrawal Amount on a quarterly basis until the date of Your death(s).

EXTENSION OF THE INCOME BASE EVALUATION PERIOD AND THE INCOME CREDIT PERIOD ("EXTENSION")

At the end of the Initial Income Base Evaluation Period and the Initial Income Credit Period, You may elect to extend both the Income Base Evaluation Period and the Income Credit Period for another 5 years provided You are age 85 or younger at that time. If You do not elect Extension at the end of the Initial Income Base Evaluation Period and the Initial Income Credit Period, future Extensions will not be available for election.

At the end of the first Extension, if applicable, and thereafter, You may elect to extend only the Income Base Evaluation Period for 5 years at a time, provided You are age 85 or younger at that time.

If You have continuously elected Extensions (no more than one Extension for the Income Credit Period), and You are at least Age 86 but less than Age 90, You may elect a subsequent Extension with the final evaluation occurring prior to Your 91st birthday. As a result, Your final Extension will be for a period of less than 5 years.

Before the end of the initial Income Base Evaluation Period, the initial Income Credit Period, and the end of any elected extension, We will notify You of options available to You including the terms associated with election of the Extension. If You

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choose to elect the Extension, You must notify Our Annuity Service Center before the end of the Income Credit Period and/or Income Base Evaluation Period. We will send You an updated Endorsement Data Page confirming the new terms of the Extension. All other terms and conditions of this Endorsement remain unchanged.

LATEST ANNUITY DATE

If there is remaining Contract Value and the Income Base is greater than zero on the Latest Annuity Date, You must select one of the options listed below.

     1. Annuitize the Contract Value under the Annuity Provisions of the Contract; or

     2. Elect to receive the current Maximum Annual Withdrawal Amount as of the Latest Annuity Date in the form of an income option, divided equally and paid on a quarterly, semi-annual or annual frequency as selected by You until the date of Your death; or

     3.    Any income option mutually agreeable between You and Us.

If You do not select an option listed above, on the Latest Annuity Date We will annuitize the Contract Value under the Annuity Provisions of the Contract, Options 3 and 3V with 120 Monthly Payments Guaranteed or payments that do not exceed Your life expectancy as required by the IRS.

INVESTMENT REQUIREMENTS

We restrict allocations to certain investment options. Your transfer instructions and allocation instructions accompanying any Purchase Payment must comply with the investment requirements. Established restrictions are shown in the product prospectus. We require enrollment in a quarterly automatic asset rebalancing program that complies with the investment requirements. In addition to quarterly rebalancing, We will initiate rebalancing in accordance with Your automatic asset rebalancing instructions after any Withdrawal, transfer or allocation You initiate.

TERMINATION OF WITHDRAWALS OVER TWO LIVES

If there are two Covered Persons, Withdrawals guaranteed for the life of one of the Covered Persons will terminate if:

     1. One of the two Covered Persons is removed from the Endorsement due to an ownership change; or

     2. The Covered Persons are no longer married at the time of death of the first Covered Person.

Termination of Withdrawals guaranteed for the life of one Covered Person does not impact any other terms and conditions of this Endorsement.

TERMINATION OF THE GUARANTEED LIVING BENEFIT

This Endorsement may be terminated as detailed below, and the corresponding Endorsement Fee will continue to be deducted up to and including the Termination Effective Date but will end after the Termination Effective Date.

TERMINATION EFFECTIVE DATE

If Your termination request is received:

     1. In the first 5 Benefit Years, the termination is effective on the 5th Benefit Year anniversary;

     2. In Benefit Years 6 through 10, the termination is effective on the 10th Benefit Year anniversary;

     3. In any Benefit Year after the 10th Benefit Year anniversary, the termination is effective on the Benefit Year anniversary following Our receipt of the election to terminate this Endorsement.

This Endorsement and the Endorsement Fee will terminate automatically if:

     1. The Covered Person dies, or if there were two Covered Persons, upon the death of the surviving Covered Person; or

     2.   A Death Benefit is paid and the Contract is terminated; or

     3.   The Contract is annuitized; or

     4.   Excess Withdrawals reduce the Contract Value to zero; or

     5.   Any change occurs that removes all Covered Persons; or

     6.   The Contract is terminated for any reason.

The Guaranteed Living Benefit may not be re-elected or reinstated following a termination.

DEATH OF COVERED PERSON(S)

If there is one Covered Person, then upon the death of the Covered Person, this Endorsement and the Endorsement Fee will be terminated.

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Signed for the Company to be effective on the Effective Date.

FIRST SUNAMERICA LIFE INSURANCE COMPANY


/s/ Jay S. Wintrob
------------------------------------
Jay S. Wintrob
President

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